FIFTH AMENDMENT

to

MASTER CUSTODY AGREEMENT

THIS AMENDMENT made effective as of the 9th day of December, 2011 amends that certain Master Custody Agreement, dated as of November 5, 2009, amended September 14, 2010 February 25, 2011, March 15, 2011 and July 18, 2011, between the Funds listed on Exhibit A thereto and The Bank of New York Mellon (the “Master Custody Agreement”) as herein below provided.

W I T N E S S E T H:

WHEREAS, pursuant to Article X, Section 5 of the Master Custody Agreement, the Funds wish to append Schedule II to the Master Custody Agreement to add the Virtus Total Return Fund; and to add Article X Section 11.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Master Custody Agreement hereby agree that the Master Custody Agreement is amended as follows:

1. Schedule II to the Master Custody Agreement is attached hereto and made a part hereof.

2. Article X, Section 11 to the Master Custody Agreement is incorporated hereto as follows.

The obligations of the Fund (and Series) entered into in the name or on behalf thereof by any director, trustee, representative, employee or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives, employees or agents of the Fund (or Series) personally, but bind only the property of the Fund (or Series), and all persons dealing with the Fund (or Series) must look solely to the property of the Fund (or Series) for the enforcement of any claims against the Fund (or Series). For the avoidance of doubt, it is acknowledged and agreed that the liabilities and obligations of each Fund (or Series) shall be separate and apart from each other Fund (or Series) and under no circumstance shall any Fund (or Series) be liable for the liabilities and obligations of any other Fund (or Series). For the avoidance of doubt, it is acknowledged and agreed that the agreements made herein by the Fund (or Series) bind and obligate only the Fund (or Series) and its assets and no related, affiliated or controlling person of the Fund (or Series) shall have any liability for the debts or obligations of the Fund (or Series) hereunder.

2. Except as herein provided, the Master Custody Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Master Custody Agreement.

3. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST
VIRTUS INSTITUTIONAL TRUST
VIRTUS OPPORTUNITIES TRUST
VIRTUS TOTAL RETURN FUND

By:
Name: W. Patrick Bradley
Title: Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SCHEDULE II

Series and Effective Dates

Series	Effective Date
(Date Added to Agreement)
Virtus Insight Trust

Virtus Emerging Markets Opportunities Fund	November 5, 2009

Virtus Opportunities Trust

Virtus Allocator Premium Alphasector Fund	March 15, 2011

Virtus Foreign Opportunities Fund	November 5, 2009

Virtus Global Commodities Stock Fund	March 15, 2011

Virtus Global Infrastructure Fund	November 5, 2009

Virtus Global Opportunities Fund	November 5, 2009

Virtus Global Premium Alphasector Fund	March 15, 2011

Virtus Global Real Estate Securities Fund	November 5, 2009

Virtus Greater Asia ex Japan Opportunities Fund	November 5, 2009

Virtus Greater European Opportunities Fund	November 5, 2009

Virtus International Equity Fund	September 14, 2010

Virtus International Real Estate Securities Fund	November 5, 2009

Virtus Market Neutral Fund	February 25, 2011

Virtus Total Return Fund	December 9, 2011